Exhibit 99.1

Adventure Air Race Company Limited

 Flat D1, 6/F, Block D, Beverly Hill,

 6 Broadway Road,

 Hong Kong, Hong Kong

September 30, 2021

Termination of the Letter of Intent in Relation to a Possible Reverse Merger

As per our recent discussions, this letter (this “Termination Agreement”) shall constitute the agreement among Odenza Corp., a Nevada corporation (“ODZA”) and Adventure Air Race Company Limited (“AARC”), a Nevada Corporation to terminate that certain Letter of Intent (the “LOI”) dated June 17, 2021 for ODZA to acquire (the “Proposed Acquisition”) all of the issued and outstanding shares of stock of AARC. The following sets forth the terms mutually agreed upon between ODZA and AARC in connection therewith.

ODZA and AARC hereby agree to terminate the LOI and all transactions contemplated to the LOI.

The LOI does not constitute any legally-binding commitment in respect of the Possible Acquisition and there was no formal sale and purchase agreement was entered into as at the date of this letter, neither party under the LOI will have any obligation to each other after the termination of the LOI. The Board considers that the termination of the LOI will not have any material impact on the existing business operation and financial position of the Company.

ODENZA CORP

/s/ LEUNG CHI PING
LEUNG CHI PING
Chief Executive Officer, President and Chairman